Exhibit 4.3
DIRECTOR DESIGNATION AGREEMENT
     This DIRECTOR DESIGNATION AGREEMENT (this “Agreement”), dated as of July 6, 2006, is made by and between Kaiser Aluminum Corporation, a Delaware corporation (the “Company”), and the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the “Union”).
RECITALS
     WHEREAS, in February 2002, the Company, along with Kaiser Aluminum & Chemical Corporation, a wholly owned subsidiary of the Company (“KACC”), and certain of KACC’s wholly owned subsidiaries, filed for protection under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”);
     WHEREAS, in connection with their reorganization under the Bankruptcy Code, the Company and KACC had negotiations with their key constituencies regarding the terms of their reorganization and, as part of such negotiations, KACC and the Union reached an agreement in principle with respect to certain modifications to certain labor agreements between KACC and the Union, the terms and conditions of which are reflected in the Final Company Proposal to the USWA under 11 U.S.C. §1113 and §1114, dated January 27, 2004 and approved by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in a final order dated March 22, 2004 (the “Union Settlement Agreement”);
     WHEREAS, pursuant to the Union Settlement Agreement, all plans, funds and programs providing retiree benefits (as defined by Section 1114(a) of the Bankruptcy Code) and maintained or established by KACC prior to February 12, 2002 were to be terminated, and KACC and the Union agreed to establish a voluntary employee benefit association trust (“VEBA”), with two trustees appointed by each of KACC and the Union, to provide, among other things, benefits for certain eligible retirees of KACC represented by the Union and other unions and their surviving spouses and eligible dependents, to which KACC agreed to contribute a portion of its equity upon KACC’s emergence from the protection of chapter 11 of the Bankruptcy Code;
     WHEREAS, pursuant to the Union Settlement Agreement, the Union was granted certain rights with respect to the composition of the board of directors of reorganized KACC and certain committees thereof;
     WHEREAS, under the Second Amended Joint Plan of Reorganization of the Company, KACC and Certain of Their Debtor Affiliates, as modified, filed pursuant to Section 1121(a) of title 11 of the United States Code and confirmed by an order of the Bankruptcy Court entered on February 6, 2006 which confirmation was affirmed by an order of the United States District Court for the District of Delaware entered on May 11, 2006 (the “Plan”), the Company (rather than KACC, as was contemplated by the Union Settlement Agreement) is the ultimate parent company in the reorganization of the Company, KACC and certain of their debtor affiliates;

     WHEREAS, pursuant to the Plan, the Company contributed, among other things, 11,439,900 shares of the common stock, par value $0.01 per share, of the Company (“Common Stock”) to the VEBA, representing 57.2% of the issued and outstanding shares of the Common Stock as of the effective date of the Plan (the “Effective Date”);
     WHEREAS, pursuant to the Union Settlement Agreement and the Plan, (a) the number of directors comprising the board of directors of the Company (the “Board”) as of the Effective Date was fixed at 10 and (b) the Union designated four individuals to serve on the Board commencing as of the Effective Date (the “Initial Union Directors”);
     WHEREAS, pursuant to the Plan, the Company adopted an amended and restated certificate of incorporation (as adopted and as amended from time to time, the “Charter”) and amended and restated bylaws (as adopted and as amended from time to time, the “Bylaws”) which provide, among other things, that (a) stockholders may elect directors at, and only at, an annual meeting of stockholders and nominations of persons for election as directors may be made only at an annual meeting of stockholders and may be made by or at the direction of the Board or a committee thereof or by any stockholder that is a stockholder of record at the time it gives notice of such nomination, who is entitled to vote for the election of directors at such annual meeting, and who complies with the procedures with respect to the nomination of directors set forth in the Bylaws, (b) vacancies on the Board will be filled solely by the remaining directors, (c) any newly created directorship will be filled solely by the directors then in office, and (d) the Board is entitled to designate committees and select the members thereof;
     WHEREAS, on or promptly after the Effective Date, the Board is expected to adopt corporate governance guidelines addressing, among other things, the selection of directors, the composition of the Board and the creation and operation of Board committees (as so adopted, and as amended from time to time by the Board in good faith and to the extent either required by applicable law or Applicable Listing Requirements (as defined below) or consistent with recognized corporate governance best practices among U.S. corporations having publicly-held equity securities that are traded or quoted on a national securities exchange or association or quotation system, the “Corporate Governance Guidelines”);
     WHEREAS, on or promptly after the Effective Date, the Board is expected to establish a Nominating and Corporate Governance Committee (the “Nominating Committee”) for the purposes of (a) establishing criteria to be utilized by it in assessing whether a candidate for a position on the Board has appropriate skills and experience, (b) identifying individuals qualified to become members of the Board, including without limitation evaluating candidates submitted to the Company by its stockholders, (c) recommending candidates to fill vacancies and newly-created positions on the Board, (d) recommending director nominees for the election by stockholders at the annual meetings of stockholders, and (e) developing and recommending to the Board corporate governance principles applicable to the Company;
     WHEREAS, promptly after its formation, the Nominating Committee is expected to adopt certain policies establishing criteria to be utilized by it in assessing whether a director candidate has appropriate skills and experience, which policies are applicable to all director candidates including any candidate designated by the Union in accordance with this Agreement (as so adopted, and as amended from time to time by the Nominating Committee in good faith and to the extent either required by applicable law or Applicable Listing Requirements or consistent with recognized corporate governance best practices among U.S. corporations having publicly-held equity securities that are traded or quoted on a national securities exchange or association or quotation system, the “Director Candidate Policies”);
     WHEREAS, in addition to establishing the Nominating Committee, the Board is expected to establish an Executive Committee (the “Executive Committee”) and an Audit Committee (the “Audit Committee”), in each case on or promptly after the Effective Date; and
     WHEREAS, the Company and the Union desire to definitively document their understanding with respect to the right of the Union to nominate individuals to serve on the Board subsequent to the Effective Date, which understanding is predicated in part on the foregoing description of the Charter and Bylaws and the various actions to be taken by the Board and the Nominating Committee described above.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
Article I. Preliminary Acknowledgement
     Each of the Company and the Union acknowledge that each director of the Company owes his or her fiduciary duties to the Company and all of its stockholders.
Article II. Right of Union to Designate Directors
     2.1 General. The Union shall at all times prior to the termination of this Agreement pursuant to Article VI hereof have the right, subject in all cases to the procedures set forth in this Article II and the exercise by the directors of the Company of their fiduciary duties, to designate individuals to serve on the Board, and this Agreement sets forth the exclusive rights of the Union with respect thereto. For purposes of this Agreement, the term “Union Director” means any of the Initial Union Directors or any other individuals serving on the Board that have been designated by the Union in accordance with the procedures set forth in this Agreement.
     2.2 Election at Annual Meetings of Stockholders. In connection with each annual meeting of the Company’s stockholders, the Union shall have the right to designate as candidates to be submitted to stockholders of the Company for election at such annual meeting that minimum number of candidates necessary to ensure that, assuming (x) such candidates are included in the slate of director candidates recommended by the Board in the Company’s proxy statement relating to such annual meeting and (y) the stockholders of the Company elect each candidate so included, at least 40% of the members of the Board immediately following such election are Union Directors, all in accordance with the following procedures (subject to Section 2.4):
(a)	The Union shall timely deliver to the Nominating Committee a written notice (an “Annual Meeting Candidate Notice”) specifying, with respect to each candidate designated by the Union, the following information (the “Required Information”):

(i)his or her name, age, business and residential address and principal occupation or employment; (ii) the number of shares of the Common Stock beneficially owned by him or her; (iii) a resume or similar document detailing his or her personal and professional experiences and accomplishments; and (iv) all other information relating to the candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to (A) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (B) the rules of the Securities and Exchange Commission (the “SEC”), or (C) the Marketplace Rules or other applicable criteria of the National Association of Securities Dealers, Inc. or, if securities of the Company are then principally traded or quoted on a national securities exchange or association or quotation system other than The Nasdaq Stock Market, Inc., such national securities exchange or association or quotation system (the “Applicable Listing Requirements”); provided, however, that, if a Union Director’s term on the Board expires at the related annual meeting of stockholders and the Union desires to designate such Union Director as a candidate for re-election at such annual meeting, the Annual Meeting Candidate Notice need only so indicate and include the name of such Union Director. In addition, such Annual Meeting Candidate Notice must be accompanied by the written consent of each director candidate named therein to serve as a member of the Board and any committee of the Board to which he or she may be assigned to serve if elected.

(b)	Where the date of the Company’s annual meeting of stockholders does not change by more than 30 calendar days from the date of the previous year’s annual meeting, the Annual Meeting Candidate Notice shall be timely if, and only if, it is received by the Nominating Committee not less than 120, nor more than 150, calendar days before the anniversary of the date that the Company’s proxy statement was first mailed to stockholders in connection with its previous year’s annual meeting. Where there was no annual meeting of stockholders in the previous year or where the date of the Company’s annual meeting of stockholders changes by more than 30 calendar days from the date of the previous year’s annual meeting, the Annual Meeting Candidate Notice shall be timely if, and only if, it is received by the Nominating Committee no later than the close of business on the 10th calendar day following the first day on which the date of the upcoming annual meeting is publicly disclosed in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document filed by the Company with the SEC pursuant to the Exchange Act or furnished by the Company to stockholders. The Company shall, as promptly as practicable after any formal action by the Board to fix the date of the annual meeting of stockholders next following such action, deliver to the Union a written notice setting forth the date fixed for such annual meeting and identifying any Union Directors whose terms are expiring at such annual meeting.

(c)	The Nominating Committee shall evaluate each director candidate identified in the Annual Meeting Candidate Notice and determine whether such candidate satisfies the qualifications contemplated by Article IV hereof (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Nominating Committee so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Nominating Committee after consultation with legal counsel), the Nominating Committee shall recommend such director candidate to the Board for inclusion in the slate of directors recommended by the Board in the Company’s proxy statement relating to the annual meeting.

(d)	The Board shall, unless otherwise required by its fiduciary duties (as determined in good faith by the Board after consultation with legal counsel), accept the recommendation of the Nominating Committee with respect to each director candidate identified in the Annual Meeting Candidate Notice and direct that such director candidate be included in the slate of directors recommended by the Board in the Company’s proxy statement relating to the annual meeting.
     2.3 Vacancies and Newly Created Directorships. In the event of (x) a vacancy on the Board resulting from the death, resignation, disqualification or removal of a Union Director (a “Vacancy”) or (y) newly created directorships resulting from an increase in the number of directors of the Company (“Newly Created Directorships”), the Union shall have the right to designate (i) in the case of a Vacancy, the individual to fill such Vacancy and (ii) in the case of Newly Created Directorships, the minimum number of individuals to fill such Newly Created Directorships necessary to ensure that at least 40% of the members of the Board immediately following the filling of such Newly Created Directorships are Union Directors, all in accordance with the following procedures (subject to Section 2.4):
(a)	The Union shall deliver to the Nominating Committee a written notice (the “Candidate Notice”) specifying, with respect to each candidate designated to fill the Vacancy or Newly Created Directorships, as applicable, the Required Information. Such Candidate Notice must be accompanied by the written consent of each director candidate named therein to serve as a member of the Board and any committee of the Board to which he or she may be assigned to serve if elected.

(b)	The Nominating Committee shall evaluate each director candidate identified in the Candidate Notice and determine whether such candidate satisfies the qualifications contemplated by Article IV hereof (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Nominating Committee so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Nominating Committee after consultation with legal counsel), the Nominating Committee shall recommend to the Board that it fill the Vacancy or Newly Created Directorship, as applicable, with such candidate.

(c)	The Board shall, unless otherwise required by its fiduciary duties (as determined in good faith by the Board after consultation with legal counsel), accept the recommendation of the Nominating Committee with respect to the director candidate identified in the Candidate Notice and fill the Vacancy or Newly Created Directorship, as applicable, with such candidate.
     2.4 Modifications to Procedures. In the event that the procedures set forth in Section 2.2 or Section 2.3 are no longer consistent with (a) applicable law, including without limitation the rules of the SEC, or Applicable Listing Requirements, (b) the Charter as a result of any amendment thereto, or (c) the Bylaws as a result of (i) any amendment thereto adopted by the stockholders of the Company or (ii) any amendment thereto adopted by the Board but not stockholders in order to reflect changes in (A) applicable law, including without limitation the rules of the SEC, or (B) Applicable Listing Requirements, then the Company and the Union will negotiate in good faith to modify the procedures set forth in Section 2.2 or Section 2.3, as applicable, so as to effect the original intent of the parties as closely as possible in an acceptable manner to permit the Union to exercise its rights under Section 2.1.
Article III. Union Directors to Serve on Board Committees
     So long as the Board maintains any of the following committees, each such committee shall, unless otherwise required by the Board’s fiduciary duties (as determined in good faith by the Board after consultation with legal counsel), include at least one Union Director (provided at least one Union Director is qualified to serve thereon as determined by the Board, with such determination to be made in good faith and not to be unreasonably made, withheld or delayed): (a) Audit Committee; (b) Executive Committee; and (c) Nominating Committee.
Article IV. Qualifications of Union Directors
     Each individual designated by the Union pursuant to Article II hereof to serve as a director of the Company must satisfy (a) the applicable independence criteria contained in the Applicable Listing Requirements, (b) the qualifications to serve as a director of the Company as set forth in the Corporate Governance Guidelines and the Director Candidates Policies, and (c) any other qualifications to serve as a director of the Company imposed by applicable law, including without limitation the rules of the SEC (in each case as such criteria and qualifications shall be interpreted by the Nominating Committee reasonably and in good faith). In addition, no such individual may be at the time of his or her designation by the Union to serve as a director of the Company or his or her election as a Union Director, and no such individual may become while serving as a Union Director, an officer, employee, director or member of the Union or any of its locals or affiliated organizations (any such officer, employee, director or member, a “Union Associate”). The Company and the Union agree and acknowledge that an individual shall not fail to satisfy the criteria and qualifications set forth in the first sentence of this Article IV solely because such individual was a Union Associate prior to the time of his or her designation by the Union to serve as a director of the Company; it being understood that unusual facts and circumstances concerning a particular Union Associate could dictate otherwise.
Article V. Independence of Board
     A majority of the members of the Board shall satisfy the independence criteria contained in the Applicable Listing Requirements, as such requirements shall be interpreted by the Board reasonably and in good faith.

Article VI. Termination
     This Agreement shall terminate in its entirety, and the Union shall have no further rights hereunder, on December 31, 2012, unless the Company and the Union shall otherwise agree in writing. Upon the termination of this Agreement, the Union shall cause each Union Director to submit his or her resignation to the Board, which submission the Board may accept or reject in its discretion.
Article VII. Miscellaneous
     7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by overnight courier, by facsimile transmission, by electronic transmission or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party specified in a notice given in accordance with this Section 7.1):
(a)	If to the Company:
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610
Facsimile: 949-614-1930
Attention: Corporate Secretary
E-mail: john.donnan@kaiseraluminum.com
with a copy to:
Kaiser Aluminum Corporation
27422 Portola Parkway, Suite 350
Foothill Ranch, California 92610
Facsimile: 949-614-1930
Attention: Vice President, Human Resources
E-mail: jim.mcauliffe@kaiseraluminum.com
with a copy to:
Jones Day
2727 N. Harwood Street
Dallas, Texas 75223
Facsimile: 214-969-5100
Attention: Troy B. Lewis, Esq.
E-mail: tblewis@jonesday.com

(b)	If to the Union:
United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied
Industrial and Service Workers International Union, AFL-CIO, CLC
5 Gateway Center, Suite 807
Pittsburgh, Pennsylvania 15222
Facsimile: 412-562-2429
Attention: General Counsel
E-mail: pwhitehead@uswa.org
with a copy to:
United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied
Industrial and Service Workers International Union, AFL-CIO, CLC
District Director, District 11
2829 University Avenue, SE, Suite 100
Minneapolis, Minnesota 55414
Facsimile: 612-623-8854
Attention: Robert Bratlich
E-mail: rbratlich@usw.org
     All such notices and communications shall be deemed to have been delivered or given upon receipt, if delivered personally, by electronic transmission or by overnight courier; when receipt is acknowledged, if sent by facsimile transmission and three Business Days after being deposited in the mail, if mailed.
     7.2 Assignment. Neither of the parties to this Agreement shall assign or delegate any of their respective rights or obligations under this Agreement without the prior written consent of the other party hereto.
     7.3 No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
     7.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.
     7.5 Amendment and Waiver. This Agreement may not be amended or modified or any provision hereof waived except by an instrument in writing signed by both of the parties to this Agreement.
     7.6 Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each such counterpart to be deemed an original and all such counterparts, taken together, to constitute one instrument.

     7.7 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable under any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to replace the invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.
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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of each of the Company and the Union as of the date first above written.

KAISER ALUMINUM CORPORATION

By:	/s/ John M. Donnan

John M. Donnan, Vice President, Secretary
& General Counsel

UNITED STEEL, PAPER AND FORESTRY, RUBBER, MANUFACTURING, ENERGY, ALLIED INDUSTRIAL AND SERVICE WORKERS INTERNATIONAL UNION, AFL-CIO, CLC

By:	/s/ Robert Bratlich

Robert Bratlich, District Director